EXHIBIT 12

Morgan Stanley

Ratio of Earnings to Fixed Charges

and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(dollars in millions)

	Three Months Ended		Fiscal Year
	February 29, 2004	February 28, 2003	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges

Earnings:
Income before income taxes (1)	$1,916	$1,426	$5,767	$4,720	$5,684	$8,554	$7,756
Add: Fixed charges, net	3,532	2,729	12,966	12,136	20,891	18,306	12,598

Income before income taxes and fixed charges, net	$5,448	$4,155	$18,733	$16,856	$26,575	$26,860	$20,354

Fixed Charges:
Total interest expense	$3,489	$2,688	$12,809	$11,970	$20,755	$18,155	$12,487
Interest factor in rents	43	41	156	165	162	154	111
Dividends on preferred securities subject to mandatory redemption	45	22	154	87	50	28	28

Total fixed charges	$3,577	$2,751	$13,119	$12,222	$20,967	$18,337	$12,626

Ratio of earnings to fixed charges	1.5	1.5	1.4	1.4	1.3	1.5	1.6

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Earnings:
Income before income taxes (1)	$1,916	$1,426	$5,767	$4,720	$5,684	$8,554	$7,756
Add: Fixed charges, net	3,532	2,729	12,966	12,136	20,891	18,306	12,598

Income before income taxes and fixed charges, net	$5,448	$4,155	$18,733	$16,856	$26,575	$26,860	$20,354

Fixed Charges:
Total interest expense	$3,489	$2,688	$12,809	$11,970	$20,755	$18,155	$12,487
Interest factor in rents	43	41	156	165	162	154	111
Dividends on preferred securities subject to mandatory redemption	45	22	154	87	50	28	28
Preferred stock dividends	—	—	—	—	50	56	72

Total fixed charges and preferred stock dividends	$3,577	$2,751	$13,119	$12,222	$21,017	$18,393	$12,698

Ratio of earnings to fixed charges and preferred stock dividends	1.5	1.5	1.4	1.4	1.3	1.5	1.6

(1)	Income before income taxes does not include losses from unconsolidated investees and dividends on preferred securities subject to mandatory redemption. Fiscal 2001 income before income taxes does not include a cumulative effect of accounting change.

“Earnings” consist of income before losses from unconsolidated investees, income taxes and fixed charges, less dividends on preferred securities subject to mandatory redemption. “Fixed charges” consist of interest cost, including interest on deposits, dividends on preferred securities subject to mandatory redemption, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.